Exhibit 99.1

ContraVir Pharmaceuticals’ Cyclophilin Inhibitor, CRV431, Reduces Liver Fibrosis in a Preclinical Model

EDISON, N.J., May 31, 2018 - ContraVir Pharmaceuticals Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV), announced today findings from a preclinical study of CRV431 indicating that the drug, a cyclophilin inhibitor, decreased the extent of fibrosis in an animal model by 46 percent compared to vehicle control.

In the treatment of HBV infections, an important objective is the reduction of liver disease including fibrosis, cirrhosis and hepatocellular carcinoma (HCC).  Previously, studies of CRV431 have demonstrated its antiviral effects via the reduction of HBV DNA, surface antigen, and other viral markers.  In the recently completed preclinical study of CRV431, mice were administered streptozotocin, followed by a high fat diet that began at three weeks of age and continued for the duration of the study. CRV431, given orally for eight weeks, had no effect on body weight, liver weight or blood glucose levels. The livers were examined throughout this experiment and revealed that CRV431 decreased the extent of fibrosis by 46 percent compared to vehicle control (p=0.03).

“The significant reduction in fibrosis development seen in this study, confirms our previous findings from a separate study conducted in Japan.  Given this corroborating evidence, we see an opportunity to pursue a clinical program for CRV431 in fibrosis, expanding the potential of CRV431 beyond hepatitis B,” said James Sapirstein, Chief Executive Officer of ContraVir. “While we remain focused on bringing a combination cure for hepatitis B viral (HBV) infections with our TXL™ and CRV431 programs, we believe it is important to address the underlying hepatic tissue changes leading to the progression of liver disease, including fibrosis, cirrhosis and liver cancer. With these results, we have data indicating that CRV431 has an independent effect on reducing the formation of fibrosis that is over and above the effects on the hepatitis B virus.”

About CRV431

CRV431 is a non-immunosuppressive analog of cyclosporine A (CsA) whose primary biochemical action is inhibition of cyclophilin isomerases which play key roles in protein folding. Other viruses such as HIV-1 and HCV, similarly use cyclophilins for their replication. CRV431 shows potential in experimental models to complement current hepatitis B treatments by reducing multiple markers of infection including HBV DNA, HBsAg, HBeAg, and HBV uptake by cells. Studies have also demonstrated that CRV431 possesses anti-fibrotic activity which may further curb progression of liver disease in patients.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, designed to deliver high intrahepatic concentrations of TFV while minimizing off-target effects caused by high levels of circulating TFV (bone and kidney), recently completed a Phase 2a trial. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028